[TYPE]EX-11
[DESCRIPTION]Article 5 Per Share Earnings for 03/31/97
[ARTICLE]5
[MULTIPLIER]1000

BARR LABORATORIES, INC.
COMPUTATION OF PER SHARE EARNINGS
QUARTER AND NINE MONTHS ENDED MARCH 31, 1997 AND 1996
(Amounts in thousands, except per share amounts)
		                                            1997    1996    1997    1996
                                         		QUARTER QUARTER   Y-T-D   Y-T-D
PRIMARY
    Average shares outstanding               21,127  20,982   21,090  20,943
    Net effect of dilutive stock options -
    based on the treasury stock method using
    average market price                      1,369       - i  1,189       - ii

       Total                                 22,495  20,982   22,279  20,943

       Net earnings                         $14,925  $1,144  $18,920  $5,334


       Net earnings per share                 $0.66   $0.05    $0.85   $0.25

FULLY DILUTED
       Average shares outstanding            21,127  20,982   21,090  20,943

       Net effect of dilutive stock options -
       based on the treasury stock method using:
       quarter-end market price               1,482   1,074    1,482   1,074

       Total                                 22,609  22,056   22,572  22,017


       Net earnings per share                 $0.66   $0.05    $0.84   $0.24

i) Stock options of 980 in 1996 are not included because their inclusion results in less than 3% dilution.

ii) Stock options of 662 in 1996 are not included because their inclusion results in less than 3% dilution.